Exhibit 99.1

NEWS RELEASE
CONTACT: MARKTHOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #14-03

CARBO ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2013 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $164.5 million compared to $153.6 million in the prior year

•	Reported net income of $20.9 million, or $0.90 per share for the quarter

•	Full year 2013 ceramic proppant volumes set a company record of over 1.7 billion pounds

HOUSTON, TX (January 30, 2014) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $20.9 million, or $0.90 per share, on revenues of $164.5 million for the quarter ended December 31, 2013.

CEO Gary Kolstad commented, “Our Production Enhancement businesses had a good year with several company records set. Ceramic proppant volumes in 2013 set a record, topping 1.7 billion pounds, despite a market that was over-supplied with low-quality Chinese ceramic proppants. We grew our presence in the Resin-Coated Sand (RCS) market, with RCS sales volumes growing over four-fold to 241 million pounds. Clients continue to trust CARBO to deliver the highest quality, highest conductivity proppants to increase production and ultimate recovery in their wells. We also had record business results and expanding client bases in both Fracpro® and StrataGen®.

“We are committed to leadership in Production Enhancement technology. Our Design, Build, and Optimize the FracTM platform provides a complete solution to maximize our clients’ well production and increase estimated ultimate recovery (EUR). Using this approach, we are able to address each client’s specific needs, whether that be creating a comprehensive fracture solution or simply providing a single component of our Design, Build, and Optimize the Frac platform.

“We finished the year on a strong note. Activity rebounded in December after heavy rains and icy weather hampered sales volumes in both the Eagle Ford and the Permian during the early part of the fourth quarter. Although the marketplace remains competitive, our proppant pricing was stable when compared to the third quarter of 2013.

“We continue our technical marketing campaign, which highlights the damaging effects low-quality Chinese ceramic proppants have on well production and EUR. The success of this campaign supports our increasing investments in manufacturing capacity. Construction on Millen Line 1 continued at our new ceramic facility. In addition, construction on Millen Line 2 will commence in the first half of 2014. When both lines are completed, they will add 500 million pounds of annual ceramic proppant capacity. On the technology front, completion of formal qualifications with our clients for KRYPTOSPHERETM, an ultra-high conductivity, ultra-high strength proppant, continued during the quarter.

“Falcon Technologies®, our Environmental Services business, saw its fourth quarter 2013 results negatively impacted, largely due to seasonality as well as the idling of its tank-lining services during the third quarter of 2013,” Mr. Kolstad said.

CARBO Ceramics Fourth Quarter 2013 Earnings Release

January 30, 2014

Fourth Quarter Results

Revenues for the fourth quarter of 2013 increased 7 percent, or $10.9 million, compared to the fourth quarter of 2012. The increase is mainly attributable to an increase in proppant sales volumes. North American (defined as Canada and the U.S.) proppant sales volumes increased 38 percent, while international proppant sales volumes decreased 33 percent, compared to the same period last year, primarily due to decreases in China and Mexico.

Operating profit for the fourth quarter of 2013 increased 4 percent, or $1.3 million, compared to the fourth quarter of 2012. The increase is mainly attributable to an increase in proppant sales volumes, partially offset by a change in product mix (as shown in the table below) and an increase in SG&A expense.

Net income for the fourth quarter of 2013 increased 5 percent, or $1.0 million, compared to the fourth quarter of 2012.

Proppant Sales Volumes (in million lbs)	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012
Ceramic	409	415
RCS	89	22
Other*	51	6

Total	549	443

*	Includes raw sand sold in the course of producing substrate for resin-coating.

Full Year Results

For the year ended December 31, 2013, revenues increased 3 percent, or $21.9 million, compared to 2012. The increase is mainly attributable to an increase in proppant sales volumes.

CARBO’s worldwide proppant sales volume totaled 2.06 billion pounds for the full year 2013, an increase of 20 percent compared to 2012. Sales volume in North America increased 29 percent. International sales volume decreased 17 percent primarily due to decreases in China, Mexico, and Africa.

Full year net income for 2013 decreased 20 percent, or $21.0 million, compared to 2012.

Proppant Sales Volumes (in million lbs)	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Ceramic	1,718	1,649
RCS	241	57
Other*	101	6

Total	2,060	1,712

*	Includes raw sand sold in the course of producing substrate for resin-coating.

CARBO Ceramics Fourth Quarter 2013 Earnings Release

January 30, 2014

Technology and Business Highlights

•	In the Permian Basin, CARBO’s lightweight ceramic proppants, CARBOLITE® and CARBOECONOPROP®, continue to gain momentum with several operators. These operators are pleased with the resulting well production increases in their horizontal completions.

•	In the Tarim Basin in China, PetroChina is using CARBOHSP®, a high strength premium proppant, in its deep (>6,000 meters) tight gas wells. The company has stated that the product’s performance and production results have been exceptional.

•	In the Delaware Basin of West Texas, an operator is using CARBOBOND® RCS, a premium, curable, resin-coated sand proppant, in its Upper Wolfcamp horizontal completions. The operator has observed that production from its first horizontal well using CARBOBOND RCS is significantly outperforming the previous five horizontal offset wells that employed non-CARBO proppant technology. As a result of the well’s success, the operator plans to utilize CARBOBOND RCS in additional wells.

•	In the Eagle Ford, an active operator utilized StrataGen for 2013 stimulation consulting services that resulted in significant improvement in operational efficiencies, reduced non-productive time and accelerated production revenue, compared to 2012 results. The operator drilled over 50 wells, completed over 1,200 stages and pumped approximately 180 million pounds of proppant. Fracpro fracture design software was critical in wellbore and fracture modelling to enable the design and efficiency improvements.

•	In the Marcellus and Niobrara, StrataGen was awarded Data and Neural Analysis® (DANA) projects with two new clients to evaluate completion efficiency and frac effectiveness.

•	In the Bakken, a major operator enlisted Falcon to install Secondary Containments systems. The largest unit was over 10,000 sq. ft. and employed Falcon Liner® Tank Base products. Another large Bakken operator has implemented Falcon Liner Tank Base units in its containment operations.

Outlook

CEO Gary Kolstad commented on the longer-term outlook for CARBO stating, “An increase in capital spend on the part of E&Ps in 2014 should result in solid industry activity. Consequently, we anticipate demand for our industry-leading production enhancement services and products to remain intact. Specifically regarding proppant sales, we believe 2014 will be another good year for volumes, aided by our technical marketing campaign that continues to highlight the superior conductivity of CARBO’s ceramic proppant compared to low-quality Chinese ceramic proppant. In the near term, we expect ceramic proppant volumes for the first quarter of 2014 to increase when compared with the fourth quarter of 2013. Current market conditions remain competitive, which leads us to believe that pricing may remain at current levels.

“Based on the solid demand we witnessed in the second half of 2013, we are pleased that Millen Line 1 remains on schedule with completion expected by the end of the second quarter of 2014. This addition could prove timely as the third quarter is typically an active quarter. With construction commencing soon on Millen Line 2, we anticipate startup could occur before the end of the second quarter of 2015. Once both lines are completed, our ceramic manufacturing capacity will increase by 500 million pounds to a total of 2.25 billion pounds per year, resulting in an approximate 29 percent increase in CARBO’s ceramic production capacity over the next 18 months.

“We are starting to build inventory of KRYPTOSPHERE-H, CARBO’s new ultra-high conductivity, ultra-high strength proppant technology. Product testing and qualification with clients are continuing and all results to date have been positive. While many deep well completions in the Gulf of Mexico have been delayed in 2014, it is anticipated that initial sales of KRYPTOSPHERE-H could begin as early as the third quarter of 2014. As we have mentioned before, the next phase of our KRYPTOSPHERE product

CARBO Ceramics Fourth Quarter 2013 Earnings Release

January 30, 2014

development will be to apply this technology to our existing manufacturing footprint. Engineering of a retrofit of an existing plant is underway. Once the retrofit is complete, applying KRYPTOSPHERE technology to our production platform will expand our technology lead in the industry and, most importantly, further assist in increasing the production and EUR of our clients’ oil and gas wells.

“Our RCS product line continued to see further market expansion during the fourth quarter of 2013, with sales volumes near quarterly capacity levels. We anticipate continued demand for our high quality, high conductivity resin-coated sand during 2014.

“New product development continued across our proppant-delivered technology platforms: Production Assurance, Production Intelligence and Production Flow Enhancement. During 2014, we expect to use field trials to test new products across these proppant-delivered technology platforms.

“Falcon Technologies’ growth during 2013 was negatively impacted by lower demand for tank lining services. As a result, near-term growth lagged internal projections. However, long-term growth projections remain intact with a renewed focus on new and existing product lines aimed at protecting the environment and our clients’ assets and reputations.

“CARBO’s Design, Build, and Optimize the Frac platform describes more than our production enhancement businesses. It symbolizes a culture within CARBO committed to the long term profitable growth of the company, supported by continuous efforts to develop new technologies, while creating value for our clients. We believe this culture enables us to build an enduring company. We have many opportunities ahead of us, and our strong balance sheet positions us well to capitalize on these opportunities in 2014 and beyond,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss the CARBO’s fourth quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://dpregister.com/10038995

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through February 10, 2014, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10038995. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO Ceramics Fourth Quarter 2013 Earnings Release

January 30, 2014

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

Production Enhancement

Our Production Enhancement businesses increase E&P Operators’ Production and EUR…by providing industry leading technology to Design, Build, and Optimize the FracTM

Environmental Services

Our Environmental business protects E&P Operators’ assets, minimizes environmental risk, and lowers operating costs (LOE)

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, ability to manage distribution costs effectively, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$164,520	$153,622	$667,398	$645,536
Cost of sales	116,001	107,984	474,403	422,031

Gross profit	48,519	45,638	192,995	223,505
SG&A and other operating expenses	17,392	15,762	68,404	64,619

Operating profit	31,127	29,876	124,591	158,886
Interest income, net	161	82	777	64
Foreign currency exchange loss, net	(15)	(45)	(17)	(76)
Other expense, net	(62)	(70)	(150)	(284)

Income before income taxes	31,211	29,843	125,201	158,590
Income taxes	10,357	10,016	40,315	52,657

Net income	$20,854	$19,827	$84,886	$105,933

Earnings per share:
Basic	$0.90	$0.86	$3.67	$4.59

Diluted	$0.90	$0.86	$3.67	$4.59

Average shares outstanding:
Basic	22,944	22,976	22,957	22,969

Diluted	22,944	22,976	22,957	22,969

Depreciation and amortization	$12,326	$11,560	$47,472	$44,893

Selected Balance Sheet Information

	December 31, 2013	December 31, 2012
	(In thousands)
Assets
Cash and cash equivalents	$94,250	$90,635
Other current assets	277,132	259,282
Property, plant and equipment, net	478,535	426,232
Intangible and other assets, net	16,870	20,565
Total assets	878,951	808,878
Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$727
Other current liabilities	56,688	50,103
Deferred income taxes	53,676	44,970
Shareholders’ equity	768,587	713,078

Total liabilities and shareholders’ equity	$878,951	$808,878